Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. APPOINTS
JAKKI L. HAUSSLER TO BOARD OF DIRECTORS

Bristol, Connecticut, July 15, 2021 --- Barnes Group Inc. (NYSE: B) today announced the appointment of Jakki L. Haussler to the Company’s Board of Directors, effective July 15, 2021. Ms. Haussler will stand for election by the Company’s stockholders at the 2022 Annual Meeting of Stockholders. Ms. Haussler has been appointed to the Company’s Compensation and Management Development Committee.

“We are extremely pleased to welcome Jakki to the Board of Barnes Group Inc. and look forward to her significant contributions to the Company’s growth strategy and ongoing portfolio transformation,” said Thomas O. Barnes, Chairman of the Board, Barnes Group Inc. "Jakki’s extensive experience in public accounting, investment banking, venture capital, and asset management will be an important asset to the Board and the Company as we look to grow through organic and acquisitive investments.”

From 1996 until 2019, Ms. Haussler was Co-founder, Chairman, and CEO of Opus Capital Management, Inc., a registered investment advisory firm, where she currently remains non-executive Chairman. Ms. Haussler has served on the Board of Cincinnati Bell Inc. since 2008, where she is Chair of the Audit and Finance Committee and a member of the Executive Committee, and where she was previously Chair of the Governance and Nominating Committee, and a member of the Compensation Committee. In addition, Ms. Haussler is on the Board of Directors/Trustees of various Morgan Stanley Funds, and is on the Board of Service Corporation International where she serves on both the Investment Committee and the Audit Committee.

Ms. Haussler holds a BBA in accounting from the University of Cincinnati and a Juris Doctor from the Salmon P. Chase College of Law, Northern Kentucky University.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far- reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. The skilled and dedicated employees of Barnes Group around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. Barnes Group is committed to corporate accountability and furthering environmental, social and governance principles as evidenced by our listing as one of America’s Most Responsible Companies by Newsweek. For more information, visit www.BGInc.com.

Investor Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070